Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Declares Dividend of $0.105 For Months of November and December Combined

Las Vegas - December 19, 2006 - Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB) announced that on December 18, 2006, its Board of Directors declared a cash dividend of $0.105 per common share for the months ended November 30, 2006 and December 31, 2006 combined.

The dividend is payable on January 25, 2007 to shareholders of record as of December 31, 2006. Shareholders should keep in mind that the dividend is based on the increased number of common shares outstanding following the 30% stock dividend announced in November 2006.

Michael V. Shustek, Chairman and CEO of Vestin Realty Mortgage II, Inc. said, “We are pleased to be able to declare these dividends in line with our Board’s previously announced decision to authorize the Company to pay dividends on a monthly basis. In order to make sure we are in full compliance with the REIT rules for 2006, our Board voted to declare the dividend related to income for November and December together, effectively doubling up on the dividend that will be paid in late January 2007. In order to maintain our “REIT” federal tax status, we are required to pay out a minimum of 90% of our taxable income in the form of dividends on an annual basis. Going forward, the Company plans to declare dividends on a regular monthly basis. Accordingly, shareholders should expect the next monthly dividend to be declared in the second part of January 2007 payable in the later part of February 2007, based on cash requirements and available income”.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage, Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Steve & Company
Steve Stern
702-734-3388

OR

Vestin Realty Mortgage I, Inc.
John Alderfer
702-227-0965